UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2009

ING Life Insurance and Annuity Company
--------------------------------------
(Exact name of registrant as specified in its charter)

CONNECTICUT
(State of Incorporation)

333-130827, 333-130833, 333-133157, 333-133158, 333-150147
(Commission File Numbers)

#71-0294708
(IRS Employer Identification Number)

One Orange Way, Windsor, CT	06095-4774
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 860-580-4646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e -4(c))

This filing is made in accordance with Item No. 1.01 of Section 1 of Form 8-K:

Item 1.01 Entry into a Material Definitive Agreement

On January 26, 2009, ING Groep N.V. announced it reached an agreement with the State of the
Netherlands (“Dutch State”), for itself and on behalf of certain ING affiliates including ING Life
Insurance and Annuity Company (the “Company”), on an Illiquid Assets Back-up Facility (the
“Back-up Facility”) covering 80% of ING’s Alt-A residential mortgage backed securities (“Alt-A
RMBS”).

Under the terms of the Back-up Facility, a full risk transfer to the Dutch State will be realized on
80% (the “Proportion”) of ING’s EUR 27.7 billion ($36.0 billion) portfolio of Alt-A RMBS owned by ING Direct, FSB and ING affiliates within ING Insurance Americas, including $1.0 billion of the Alt-A RMBS portfolio owned by the Company. The Dutch State therefore will participate in
80% of any results of the ING Alt-A RMBS portfolio. The risk transfer to the Dutch State will take place at a discount of 10% of par value. ING will remain the legal owner of 100% of the Alt-A
RMBS portfolio and will remain exposed to 20% of any results on the portfolio.

As a consequence of the transaction, the Dutch State will be entitled to receive 80% of the cash flows of the total ING Alt-A RMBS portfolio. ING will pay to the Dutch State an annual Guarantee
Fee consisting of a fixed amount plus over time, a percentage of the payments received on the
Proportion of the ING Alt-A RMBS portfolio. The net present value of this fee is EUR -0.6 billion
($-0.8 billion). ING will receive from the Dutch State payments representing a net present value of
EUR 0.5 billion ($0.7 billion). In addition, ING will receive from the Dutch State a management fee with a net present value of EUR 0.7 billion ($0.9 billion).

The Company, other ING affiliates within ING Insurance Americas and ING Direct, FSB are expected to be parties to the Back-up Facility and to enter into intercompany participation agreements in order to implement the transaction. The final terms of the intercompany participation agreements and the financial and other terms applicable to the Company, other ING affiliates within
Insurance Americas and ING Direct, FSB under the Back-up Facility will be subject to documentation and regulatory approvals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on this 30th day of January 2009 on its behalf by the undersigned hereunto duly authorized.

ING Life Insurance and Annuity Company (Registrant)

/s/Megan Huddleston Megan Huddleston Assistant Secretary